Exhibit 99.1

Emerge Energy Services LP Receives NYSE Notice Regarding Late Filing

Southlake, Texas — May 20, 2016 — Emerge Energy Services LP (NYSE: EMES) (the “Partnership”) received a notice from the New York Stock Exchange (the “NYSE”) on May 17, 2016 that the Partnership is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual.  This noncompliance is a result of the Partnership’s failure to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2016 (the “Quarterly Report”). The NYSE has informed the Partnership that, under the NYSE’s rules, the Partnership has six months from May 10, 2016 to file the Quarterly Report with the Securities and Exchange Commission (the “SEC”) in order to cure the noncompliance with the NYSE’s requirement to timely file all annual and quarterly reports.

As previously disclosed by the Partnership in its Form 12b-25 filed with the SEC, the Partnership was unable to timely file the Quarterly Report because of the significant amount of management time required in negotiating an amendment to the Partnership’s Amended and Restated Revolving Credit and Security Agreement, dated June 27, 2014 (the “Credit Agreement”), the results of which were expected to materially affect the financial statements and disclosures presented in the Quarterly Report. The Partnership’s management is in advanced discussions regarding a waiver of the event of default under the Credit Agreement and otherwise arriving at a long-term solution to the Partnership’s liquidity requirements. The timing for the filing of the Quarterly Report is uncertain at this time.

The Partnership’s common units representing limited partner interests continue to be listed on the NYSE under the symbol “EMES” but, beginning on May 23, 2016, the symbol will be assigned an “LF” indicator by the NYSE to signify the Partnership’s late filing status. The Partnership can regain compliance with the NYSE listing standards by filing the Quarterly Report with the SEC.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells. Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services. Emerge Energy operates its sand segment through its subsidiary Superior Silica Sands LLC and its fuel segment through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Partnership’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement. Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Emerge Energy Services LP

Investor Relations

(817) 865-5830